Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Natural Gas Services Group, Inc.
Midland, Texas

We consent to the incorporation by reference in the Registration Statements on Form S-3 No. 333-283794 and on Form S-8 Nos. 333-232269, 333-212411, 333-160063, 333-147311, 333-110954 and 333-266100) of our reports dated March 17, 2025 relating to the consolidated financial statements of Natural Gas Services Group, Inc. (the Company) and the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report Form 10-K.

/s/ Ham, Langston & Brezina L.L.P

Houston, Texas
March 17, 2025